UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2012

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements. On March 9, 2012, New Hampshire Thrift Bancshares, Inc. (the “Company”) and the Lake Sunapee Bank, fsb (the “Bank”) entered into parallel employment agreements with Stephen W. Ensign as Executive Chairman of the Board of Directors and Stephen R. Theroux as President and Chief Executive Officer effective as of June 1, 2012. Mr. Ensign’s employment agreements have a term ending December 31, 2014 without an option to renew and Mr. Theroux’s employment agreements have an initial term of three years with certain renewal provisions. Mr. Theroux’s employment agreement with the Company will automatically extend annually for one year, unless previously terminated or either the Company or Mr. Theroux provides notice that it will not be extended, such that the remaining unexpired term will generally be between two and three years. Mr. Theroux’s employment agreement with the Bank will be subject to extension by the Bank each year, unless previously terminated. Mr. Ensign’s base salary established under the agreements will be at an annual rate of $325,784 effective as of June 1, 2012. Mr. Theroux’s base salary established under the agreements will be at an annual rate of $300,400 effective as of June 1, 2012. In addition to base salary, the employment agreements for each executive provides for, among other things, participation in retirement and employment benefit plans and other fringe benefits available to other executive employees.

In the event of involuntary termination without “cause” or voluntary termination with “good reason,” each executive is entitled to receive a severance benefit equal to the (i) payment of base salary through termination date, (ii) benefits payable under employee benefit plans as of the termination date, (iii) a lump sum payment equal to the salary and bonus which the executive would have received had he continued to work for the remaining unexpired term, (iv) continued insurance coverages for the remaining unexpired term and (v) at our election, cashout of vested options, stock appreciation rights and restricted stock. The provision of the benefits described in (iii) and (iv) above is contingent on the executive executing and not revoking a general release of claims in favor of the Company and the Bank.

Upon Change of Control, as defined in the agreements, which results in the termination of the executive without cause or certain resignations for good reason, the executive will receive the severance benefits described above with such benefits being calculated as if the remaining unexpired term of the agreement was three years. If there is a Change of Control as contemplated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), a portion of the severance benefits provided under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, the Company would reimburse the each executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20% excise tax.

Additionally, each executive has agreed to certain non-competition and confidentiality provisions. Following his voluntary termination of employment for any reason other than those outlined above, the Company and Bank is entitled to enjoin his employment for two years with any bank, savings bank, co-operative bank or savings and loan association (or a holding company affiliate of any of the preceding entities) that has one or more deposit offices in any county in which the Bank has a main or branch office.

This summary is qualified in its entirety by reference to the employment agreements, which will be filed as exhibits to the Company’s next periodic report.

Change of Control Agreements. On March 9, 2012, the Company entered into change of control agreements with Laura Jacobi, the Company’s Chief Financial Officer and Senior Vice President, and five other officers. Upon a change of control (as defined in the Agreement) resulting in termination of employment under certain circumstances, each officer will receive a lump sum severance payment equal to one year’s annual base salary in effect as of the date of termination. In the event that any amounts payable under the change of control agreements would be nondeductible to us by reason of Section 280G of the Code, then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

This summary is qualified in its entirety by reference to the Form of Change of Control Agreement, which will be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Stephen R. Theroux
President and Chief Executive Officer

Date: March 13, 2012